Exhibit 3.3

HEALTHCARE TRUST, INC.

AMENDMENT NO. 3 TO
AMENDED AND RESTATED BYLAWS

Pursuant to Article XV of the Amended and Restated Bylaws (as amended, the “Bylaws”), of Healthcare Trust, Inc. a Maryland corporation (the “Corporation”), the Board of Directors of the Corporation adopted an amendment to the Bylaws on September 25, 2024, pursuant to which, effective September 30, 2024, the Bylaws are hereby amended as follows:

1.	All references to “Healthcare Trust, Inc.” in the Bylaws shall be replaced with “National Healthcare Properties, Inc.”
2.	Except as set forth herein, the Bylaws shall remain in full force and effect.